EXCHANGE TRUST AGREEMENT

THIS EXCHANGE TRUST AGREEMENT (this “Agreement”) dated as of August 1, 2006, is executed by and among Structured Asset Securities Corporation, as depositor (the “Depositor”), HSBC Bank USA, National Association, solely in its capacity as trustee pursuant to the Underlying Trust Agreement (as defined below) (the “Trustee”) and Wells Fargo Bank, N.A., as securities administrator (the “Securities Administrator”).

WITNESSETH

WHEREAS, the Depositor, the Trustee, Aurora Loan Services, LLC, as Master Servicer, and the Securities Administrator have entered into a Trust Agreement (the “Underlying Trust Agreement”) dated as of August 1, 2006 establishing Lehman Mortgage Trust 2006-5 (the “Underlying Trust”);

WHEREAS, the Underlying Trust has issued a series of certificates known as Mortgage Pass-Through Certificates, Series 2006-5, evidencing the entire beneficial interests in the Underlying Trust;

WHEREAS, the Exchange Classes and Exchangeable Classes (each as defined herein) will be issued hereunder and will represent ownership interests in the related REMIC Classes (as defined herein);

WHEREAS, all or a portion of the Exchange Classes may be exchanged for the related Exchangeable Classes and vice versa; and

WHEREAS, the parties hereto desire to create this Trust to issue the Exchange Classes and the Exchangeable Classes subject to the terms and conditions set forth herein.

NOW THEREFORE, the parties to this Agreement, in the several capacities hereinabove set forth, do hereby declare and establish this Agreement and do hereby undertake and otherwise agree as follows:

ARTICLE I

DEFINED TERMS

Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Underlying Trust Agreement and the rules of construction set forth therein shall apply hereto. In addition, whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Aggregate Denomination”: As to any Class and date of determination, the aggregate of the denominations of the Outstanding Certificates of such Class on such date.

“Authorized Officer”: The Chairman of the Board, the President or any Executive Vice President, Senior Vice President or Vice President.

“Certificate”: A grantor trust pass-through security issued hereunder in a book-entry form as authorized by this Agreement.

“Certificate Registrar”: For the purposes of this Agreement, the Securities Administrator appointed pursuant to the Underlying Trust Agreement which shall act as Certificate Registrar under this Agreement subject to the terms and conditions and entitled to the same rights, protections and indemnities set forth in the Agreement.

“Class”: Each Class of Certificates issued or issuable hereunder as set forth in Section 2.02 hereto and each REMIC Class issued under the Underlying Trust Agreement.

“Class Balance”: With respect to any Exchangeable Class or Exchange Class, at any time, the aggregate of the Certificate Principal Amounts of all Outstanding Certificates of such Class.

“Class Distribution Amount”: As to each Exchangeable Class and Exchange Class and any Distribution Date, an amount equal to the aggregate of the Class Interest Distribution Amount and Class Principal Distribution Amount on such date. As to each Related REMIC Class on any Distribution Date, the sum of (i) the Accrued Certificate Interest distributable to such Class pursuant to the Underlying Trust Agreement on such date; and (ii) the amount of principal distributable to such Class pursuant to the Underlying Trust Agreement on such date.

“Class Interest Distribution Amount”: As to each Exchangeable Class and Exchange Class, and each Distribution Date, an amount equal to Accrued Certificate Interest (as defined in the Underlying Trust Agreement) for such class.

“Class Principal Distribution Amount”: As to each Exchangeable Class and Exchange Class, and each Distribution Date, an amount as to principal equal to (i) the concurrent distribution of principal in respect of each Related REMIC Class multiplied by (ii) a fraction, the numerator of which is the Aggregate Denomination of such Class and the denominator of which is the Initial Authorized Denomination of such Class.

“Code”: The Internal Revenue Code of 1986, as amended, including any successor or amendatory provisions.

“Combination Group”: Any allowable combination of Certificates as set forth on Appendix A.

“Distribution Date”: As to any Exchangeable Class and Exchange Class, the Distribution Date for the Related REMIC Classes.

“Exchange Classes” or “Exchange Certificates”: Each Class of Certificates identified as such in Appendix A hereto and issued hereunder.

“Exchangeable Classes” or “Exchangeable Certificates”: Each Class of Certificates identified as such in Appendix A hereto and issued hereunder.

“Initial Authorized Denomination”: With respect to any Class and Combination Group, the amount set forth with respect to such Class and such Combination Group in Appendix A under the heading “Maximum Balance” or “Maximum Original Balance.”

“Issue Date”: August 30, 2006.

“Notional Amount”: With respect to any Notional Exchange Classes, as set forth in Appendix A hereto.

“Notional Exchange Classes”: Not applicable.

“Outstanding Certificate”: Any Outstanding Exchange Certificate and Outstanding Exchangeable Certificate.

“Outstanding Exchangeable Certificate”: Any Exchangeable Certificate issued on the Issue Date; provided, however, that upon the exchange of any Exchangeable Certificate pursuant to Section 2.03 hereof, the Exchangeable Certificate so exchanged shall be deemed no longer to be an Outstanding Certificate, and each Exchange Certificate issued in exchange therefor shall be deemed to be an Outstanding Exchange Certificate.

“Outstanding Exchange Certificate”: Any Exchange Certificate issued on the Issue Date; provided, however, that upon the exchange of any Exchange Certificate pursuant to Section 2.03 hereof, the Exchange Certificate so exchanged shall be deemed no longer to be an Outstanding Exchange Certificate, and the Exchangeable Certificate issued in exchange therefor shall be deemed to be an Outstanding Exchangeable Certificate.

“Paying Agent”: For the purposes of this Agreement, the Securities Administrator appointed pursuant to the Underlying Trust Agreement which shall act as Paying Agent under this Trust Agreement subject to the same terms and conditions and entitled to the same rights, protections and indemnities set forth in the underlying Trust Agreement.

“Prospectus”: The prospectus dated August 11, 2006, as supplemented by a prospectus supplement dated August 28, 2006, relating to the Lehman Mortgage Trust, Mortgage Pass-Through Certificates Series 2006-5.

“Realized Loss Allocation Amount”: As to each Exchangeable Class or Exchange Class and Distribution Date, an amount equal to the aggregate of the Realized Losses on such Distribution Date in respect of each such Class multiplied by a fraction, the numerator of which is equal to the Aggregate Denomination of such Exchange or Exchangeable Class at the close of business on the related Record Date and the denominator of which is the Initial Authorized Denomination with respect to such Class.

“Related REMIC Class”: As to any Exchange Class (and each Exchangeable Class of the same Combination Group), the REMIC Class with the identical class designation as such Exchange Class.

“REMIC Class” or “REMIC Certificates”: Each of the following Classes of Certificates issued under the Underlying Trust Agreement in uncertificated form: the Class 1-A8, Class 1-A9, Class 1-A10, Class 1-A11, Class 2-A4, Class 2-A5 and Class 2-A6 Certificates.

“Special Combinations”: Combinations, 1, 2, 5, 6 and 7.

“Trust”: The trust created by this Agreement, the corpus of which consists of the Trust Fund.

“Trust Account”: As defined in Section 3.02 hereof.

“Trust Fund”: The corpus of the trust created by this Agreement, consisting of the Trust Account and the uncertificated interests in the REMIC Certificates issued by the Underlying Trust and all payments thereon and all rights thereunder.

“Underlying Trust”: As defined in the Preamble hereof.

ARTICLE II

THE TRUST

Section 2.01. Acceptance of REMIC Certificates. HSBC Bank USA, National Association, acting in its capacity as Trustee, acknowledges the transfer and assignment to it of the uncertificated REMIC Certificates and hereby declares that it will hold the same in trust for the Certificateholders on the terms in this Agreement contained.

Section 2.02. Certificates. The Certificates authorized by this Agreement shall consist of each Exchange Class and Exchangeable Class having the characteristics specified or determined as provided in Appendix A and the Underlying Trust Agreement, and otherwise shall be subject to the terms and provisions set forth herein.

Section 2.03. Exchanges. Certificates shall be exchangeable on the books of DTC, on and after the Closing Date, by notice to the Securities Administrator and under the terms and conditions hereinafter set forth.

In the case of each Combination Group, Exchange Certificates in such Combination Group shall be exchangeable for Exchangeable Certificates related to such Combination Group in respective denominations determined based on the proportion that the initial Certificate Principal Balances of such Exchange Certificates bear to the original Certificate Principal Balances of the related Exchangeable Certificates, as set forth in Appendix A. Upon any such exchange the portions of the Exchange Certificates designated for exchange shall be deemed cancelled and replaced by the Exchangeable Certificates issued in exchange therefor. Correspondingly, Exchangeable Certificates related to a Combination Group may be further designated for exchange for Certificates of the Exchange Classes in such Combination Group in respective denominations determined based on the proportion that the initial Certificate Principal Balances of such Exchangeable Certificates bear to the original Certificate Principal Balances of the related Exchange Certificates, as set forth in Appendix A. There shall be no limitation on the number of exchanges authorized pursuant to this Section 2.03, and, except as set forth below, no fee or other charge shall be payable to the Trustee, the Securities Administrator or DTC in connection therewith.

Upon the presentation and surrender by any Holder of its Certificates in the appropriate combination as set forth on Appendix A, such Holder shall hereunder transfer, assign, set over and otherwise convey to the Trustee, all of such Holder’s right, title and interest in and to such Certificates, including all payments of interest thereon received after the month of the date specified in the notice (as described in the immediately succeeding paragraph) relating to such exchange.

In order to effect an exchange of Certificates, the Certificateholder shall provide notice to the Securities Administrator (substantially in the form of Exhibit I hereto) in writing or by e-mail at GCTSSPGTEAMC-1@wellsfargo.com, Rebecca.A.Lisi@wellsfargo.com and Scott.Runkles@wellsfargo.com no later than two Business Days before the proposed exchange date. The exchange date may be any Business Day from and including the 25th day of the month to the second to the last Business Day of the month subject to the Securities Administrator’s approval. The notice must be on the Certificateholder’s letterhead, carry a medallion stamp guarantee and set forth the following information: the CUSIP number of both Certificates to be exchanged and Certificates to be received; outstanding Certificate Balance or Notional Amount and the Original Certificate Balance or Notional Amount of the Certificates to be exchanged; the Certificateholder’s DTC participant number; and the proposed exchange date. After receiving the notice, the Securities Administrator shall e-mail the Certificateholder with wire payment instructions relating to the exchange fee. A notice becomes irrevocable on the second Business Day before the proposed exchange date.

Notwithstanding any other provision herein set forth, a fee shall be payable to the Securities Administrator in connection with each exchange equal to $5,000 for each exchange request.

The Securities Administrator shall make the first distribution on an Exchange Certificate or an Exchangeable Certificate received in an exchange transaction on the Distribution Date in the following month to the Certificateholder of record as of the close of business on the last day of the month of the exchange.

Notwithstanding anything to the contrary provided herein, exchanges with respect to Certificates in Special Combinations shall be made on the basis of the current balances of such Certificates and the Related REMIC Classes.

Section 2.04. Delivery of Instruments. The Securities Administrator shall furnish to each Holder, upon request, copies of this Agreement, without attachments, applicable to the Certificate(s) held by such Holder.

ARTICLE III

CERTIFICATES; DISTRIBUTIONS

Section 3.01. Issuance of Certificates. The Classes of Certificates issued hereunder shall be issued in book-entry form and shall be maintained in the names of the record owners thereof as entries on the books of DTC. Such Certificates shall be in authorized denominations set forth herein and in the Underlying Trust Agreement.

Section 3.02. Trust Account. On or before the Issue Date, the Securities Administrator shall either (i) open with a depository institution one or more trust accounts in the name of the Trustee on behalf of the Trust Fund that shall collectively be the “Trust Account,” (ii) in lieu of maintaining any such account or accounts, maintain the Trust Account by means of appropriate entries on its books and records designating all amounts credited thereto in respect of the REMIC Certificates and all investments of any such amounts as being held by it in its capacity as Securities Administrator for the benefit of the Holders of the Certificates or (iii) maintain the Trust Account in the form of any combination of accounts or book entries described in clauses (i) and (ii) above. Any manner or manners in which the Trust Account is maintained may at any time be changed without notice to, or the approval of Holders of, the Certificates so long as funds held in the Trust Fund by, or for the account of, the Securities Administrator shall at all times be identified. To the extent that the Trust Account is maintained by the Securities Administrator in the manner provided for in clause (ii) above, all references herein to deposits and withdrawals from the Trust Account shall be deemed to refer to credits and debits to the related books of the Securities Administrator.

The Securities Administrator shall deposit in the Trust Account all distributions in respect of the REMIC Certificates received by it as Securities Administrator hereunder. All such distributions deposited from time to time in the Trust Account and all investments made with such moneys, including all income or other gain from such investments, shall be held by the Securities Administrator in the Trust Account as part of the Trust Fund as herein provided, subject to withdrawal by the Securities Administrator for distributions on the Certificates.

Section 3.03. Distributions. On each Distribution Date, the Securities Administrator shall withdraw from the Trust Account the Class Distribution Amount for each Class and shall cause the Paying Agent to make the appropriate distributions to the Holders of each such Class. All distributions of such Class Distribution Amount that are made with respect to a particular Class shall be made pro rata among all Certificates of such class in proportion to their respective Certificate Balances, with no preference or priority of any kind. As among any Outstanding Exchange Classes, distributions shall be made to such Certificates, pro rata, in proportion to the Class Principal Balance of each such Class.

Section 3.04. Allocation of Realized Losses. On each Distribution Date, the Realized Loss Allocation Amount for each Exchange and Exchangeable Class shall be applied to such Class in reduction of the balances thereof.

ARTICLE IV

LIMITATION OF LIABILITY

The Trustee and the Securities Administrator shall be entitled to the same rights, protections and indemnities afforded to them under the Underlying Trust Agreement.

ARTICLE V

THE TRUSTEE

In the event that there shall be any matter arising under the Underlying Trust Agreement that requires the vote of Holders of Certificates outstanding thereunder, the Trustee shall vote such REMIC Certificates in such amounts and proportions as shall reflect instructions received from Holders of any Outstanding Exchange Certificates and Outstanding Exchangeable Certificates.

ARTICLE VI

TERMINATION

The respective obligations and responsibilities of the Securities Administrator and the Trustee shall terminate as to the Trust Fund upon the same terms and conditions as the Underlying Trust Agreement may be amended or supplemented.

ARTICLE VII

SUPPLEMENTAL AGREEMENTS

This Agreement may be amended or supplemented from time to time by the Depositor, the Securities Administrator and the Trustee upon the same terms and conditions as the Underlying Trust Agreement may be amended or supplemented.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Certificateholders. The death of incapacity of any Certificateholder shall neither operate to terminate this Agreement, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding-up of the affairs of the Trust Fund, nor otherwise affect the rights, duties and obligations of any of the parties to this Agreement.

Except as provided in Article V and Article VII, no Certificateholder shall have any right to vote or in any manner otherwise control the operation and management of the Trust Fund or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Trust Agreement pursuant to any provision hereof.

No Certificateholder shall have any right, by virtue of any provision of this Trust Agreement, to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement unless an Event of Default shall have occurred and be continuing in respect of this Agreement. It is understood and intended, and is expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of the Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 8.02. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 8.03. Demands, Notices and Communications. All formal demands, notices and communications by and among the Trustee, the Securities Administrator, the Certificate Registrar, the Paying Agent and the Holder of any Certificate shall be in writing and delivered in person or by first class mail, postage prepaid, or by facsimile to the Trustee at its address or facsimile number set forth in the Underlying Trust Agreement. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given whether or not the Person to whom such notice shall have been directed receives such notice.

Section 8.04. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Trust Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 8.05. Tax Status and Reporting. It is the intended that the Trust Fund created hereunder be considered a “grantor trust” under the Code. Based upon such characterization, within a reasonable period of time after the end of each calendar year but not later than the latest date permitted by law, the Securities Administrator shall mail to each person who so requests in writing and who at anytime during such calendar year shall have been a Certificateholder the necessary information under applicable law for preparation of such Holder’s federal and state income tax returns unless substantially similar information has been previously provided to such Certificateholder.

For federal income tax purposes, the grantor trust created hereunder shall have a calendar year taxable year. The Securities Administrator shall prepare or cause to be prepared and shall file or cause to be filed with the Internal Revenue Service and applicable state or local tax authorities, income tax information returns for each taxable year with respect to the grantor trust.

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement, as of the day and year first above written.

HSBC BANK USA, NATIONAL ASSOCIATION solely in its capacity as Trustee

By:	/s/ Fernando Acebedo
Name:	Fernando Acebedo
Title:	Vice President

WELLS FARGO BANK, N.A. in its capacity as Securities Administrator

By:	/s/ Michael Pinzon
Name:	Michael Pinzon
Title:	Vice President

STRUCTURED ASSET SECURITIES CORPORATION in its capacity as Depositor

By:	/s/ Michael Hitzmann
Name:	Michael Hitzmann
Title:	SVP

APPENDIX A

Available Combinations

Exchange Certificates			Exchangeable Certificates
Class	Maximum Balance(1)	Class	Maximum Original Balance(1)
Combination 1
2-A4	$12,538,000	2-A1	$181,849,000
2-A5	67,724,000
2-A6	101,587,000
Combination 2
2-A5	67,724,000	2-A3	169,311,000
2-A6	101,587,000
Combination 3
1-A8	18,453,428	1-A12	21,529,000
1-A9	3,075,572
Combination 4
1-A10	6,617,142	1-A13	7,720,000
1-A11	1,102,858
Combination 5
1-A8	18,453,428	1-A14	25,070,570
1-A10	6,617,142
Combination 6
1-A9	3,075,572	1-A15	4,178,430
1-A11	1,102,858
Combination 7
1-A8	18,453,428	1-A16	29,249,000
1-A9	3,075,572
1-A10	6,617,142
1-A11	1,102,858

(1)
Exchange Certificates and Exchangeable Certificates in any combination may be exchanged only in the proportion that the original balances of such certificates bear to one another as shown above, except that for Combinations 1, 2, 5, 6 and 7, the relative proportions of Certificates to be delivered (or, if applicable, received) will be based on the current balances at the time of exchange.

I-1

EXHIBIT I

FORM OF EXCHANGE LETTER

___, 20__

Wells Fargo Bank, N.A.
P.O. Box 98
Columbia, Maryland 21046
Attention: Corporate Trust Group, LMT 2006-5

Re:   Lehman Mortgage Trust 2006-5,
Mortgage Pass-Through Certificates, Series 2006-5

Ladies and Gentlemen:

Pursuant to the terms of the Exchange Trust Agreement dated as of August 1, 2006 (the “Trust Agreement”), by and among Structured Asset Securities Corporation, as depositor, HSBC Bank USA, National Association, as trustee (the “Trustee”) and Wells Fargo Bank, N.A., as securities administrator (the “Securities Administrator”), we hereby present and surrender the Certificates specified on Schedule I attached hereto and transfer, assign, set over and otherwise convey to the Trustee, all of our right, title and interest in and to such Certificates, including all payments of interest thereon received after [___________], 2006, in exchange for the related Certificates specified on Schedule I attached hereto.

We agree that upon such exchange the portions of the Certificates designated for exchange shall be deemed cancelled and replaced by the Certificates issued in exchange therefor. We confirm that we have paid a fee to the Securities Administrator in connection with such exchange equal to $5,000.

Sincerely,

By:
Name:
Title:

Acknowledged by:

WELLS FARGO BANK, N.A.,
as Securities Administrator

By:
Name:
Title:

SCHEDULE I